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                          TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (Agreement) dated as of the Effective Date as defined below is made by and between Silicon Evolution, Inc., an Oregon corporation, ("SEI"), and Isonics Corporation, a California corporation, ("Isonics").

                                    RECITALS

A) SEI owns certain intellectual property assets which are more particularly described on Exhibit "A" (the " SEI IP").

B) SEI has licensed intellectual property from Wacker Siltronic Corporation and Wacker-Siltronic AG by agreement dated May 31, 2000 which are more particularly described on Exhibit "B" (the "Wacker IP").

C) Isonics desires to obtain a license to use, commercialize, and sell products made with the IP, and to further license and sublicense the SEI IP and the Wacker IP.

D) SEI is willing to grant such a license to Isonics on the terms set forth herein.

     1.   DEFINITIONS

          a. AFFILIATE: "Affiliate" of a party shall mean any person, organization, or entity that in any way, directly or indirectly, controls, is controlled by, or is under common control with such party. For the purposes of this definition, "control" shall mean ownership of at least fifty percent (50%) equity interest in or by such person, organization, or entity.

          b. BUSINESS: "Business" shall mean the business of manufacturing and marketing silicon-on-insulation wafers for the semiconductor industry.

          c. BUSINESS INFORMATION: "Business Information" means any material in human or machine readable form used, compiled or produced by or for the business of manufacturing and using the Licensed Technology for the Licensed Products as set forth on Exhibit "A".

          d. CLEAN ROOM LEASES. "Clean Room Leases" means a sublease and two equipment leases, each of which is currently existing (although in default) between SEI and: (i) IMAT, Inc. who is the lessee of Building D (Phase
     VIII), D-100, located at 12516 N.E. 95th Street, Vancouver, Washington, which granted SEI a sublease for that property on March 1, 2000, but has served a notice of termination of that sublease effective October 7, 2001;
     (ii) IMAT, Inc. who is the owner of a DI water system made by US Filter Corporation and who has leased that equipment to SEI pursuant to a lease dated April 1, 2000, which lease is in default and as to which the lessor has served a notice of termination effective October 7, 2001; and (iii) Techno Vest International who is the owner of a Class 10 Cleanroom with related facilities which includes chiller, air-handling unit and air-duct, and a water clean station with related facilities which include waste chemical pump stations and chemical fume exhaust systems, and who has leased that

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     equipment to SEI pursuant to a lease dated April 30, 2000, which lease is in default and as to which the lessor has served a notice of termination effective October 7, 2001.

          e.   CONFIDENTIAL INFORMATION. "Confidential Information" shall mean
     (i) any patent applications, Trade Secrets, or Know-How held by either party and regardless of whether marked or designated "confidential" or "proprietary," and (ii) any information disclosed to the receiving party orally or in writing or in model form, in whatever format, relative to operations, existing and proposed contracts, sales training and techniques, financial data, trade secrets, marketing and business plans, research and/or development, data, formulae, processes, designs, specifications, product knowledge, procedures, methods and techniques whether disclosed by way of documents, oral communications, or visits to factories or other premises, and all information regarding the existing and proposed commercial operations of the disclosing party or relative to any other confidential proprietary information which is clearly marked at the time of disclosure as being "Confidential." Information transmitted orally and identified at that time as being Confidential shall be considered as "Confidential Information" if it is reduced to writing and transmitted to the receiving party within 15 days of its disclosure. "Confidential Information" does not include information relating to the Licensed Technology that SEI may provide to Isonics, which information Isonics may use and disclose in its discretion.

          f. COPYRIGHTS: "Copyright(s)" means all forms of proprietary rights granted by a government with respect to an original work of authorship fixed in any tangible medium of expression from which it can be perceived, reproduced or otherwise communicated relating to the relating to the Technology covered by, and existing at the time of, this Agreement as specifically set forth in Exhibit "A".

          g. EFFECTIVE DATE: "Effective Date" means that date when SEI executes and delivers this Agreement to Isonics by facsimile or hand delivery.

          h. IMPROVEMENTS: "Improvements" shall mean any enhancement or modification of the Licensed Technology by Isonics.

          i. KNOW-HOW: "Know How" means all factual knowledge and information related to the Business and the Technology which is not capable of precise, separate description but which, in accumulated form, after being acquired as a result of trial and error, gives to the one acquiring it the ability to produce and market something which one would otherwise not have known how to produce and market with the same accuracy or precision necessary for commercial success, provided, however, that such knowledge and information is not in the public domain or readily available to any third party other than a limited number of persons who have agreed to keep that information secret.

          j. LICENSED PRODUCT: "Licensed Product" shall mean the products manufactured using any of the Licensed Technology.

          k. LICENSED TECHNOLOGY: "Licensed Technology" shall mean the SEI IP and the Wacker IP.

          l. PARTY: "Party" shall mean either SEI or Isonics as the context requires.

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          m.   PATENTS: "Patent(s)" means all forms of proprietary rights granted by a government with respect to a design or an Invention, including patents and certificates of addition, utility models, and enforceable patent applications, i.e. those under which injunctive relief is available, as well as any continuation, division, extension, renewal, revival, or reissue thereof or substitution therefor relating to the Technology covered by, and existing at the time of, this Agreement as specifically set forth on Exhibit "A"

          n. TECHNICAL INFORMATION: "Technical Information" means any material in human or machine-readable form which embodies or describes the Licensed Technology set forth on Exhibit "A".

          o. TECHNOLOGY: "Technology" shall mean any and all compositions, machines, articles of manufacture, processes, apparatus, (collectively the "Inventions"); Patents, Copyrights, Trade Secrets, and Know-How; data, writings and works of authorship (including without limitation software, protocols, program codes, audiovisual effects created by program code, and documentation related thereto, drawings); mask works; other tangible and intangible items (including without limitation materials, samples, components, tools, and operating devices, E.G., board assemblies, and engineering models); and Technical Information relating to the IP.

          p. TECHNOLOGY RIGHTS: "Technology Rights" shall mean intellectual property rights including Patents, Copyrights, Trade Secrets and Know-How, but not trademarks and trade names.

          q.   TERRITORY: "Territory" shall mean world-wide.

          r. TRADE SECRETS: "Trade Secrets" means any Technical Information and Business Information that generally facilitates the sale of products, increases revenues, is not generally known by others than the parties except by those subject to restrictions on disclosure, and provides an advantage over the competition.

     2.   GRANT

          a. GRANT OF LICENSE: Subject to the terms and conditions of this Agreement, SEI hereby grants to Isonics: (A) (and to the fullest extent allowable in the license of the Wacker IP) a fully paid, non-exclusive, royalty free, perpetual, transferable, license of all of SEI's rights to the Wacker IP and all related Licensed Technology within the Territory and
     (B) a fully paid, exclusive, royalty free, perpetual, transferable, license of all of SEI's rights to the SEI IP and all related Licensed Technology within the Territory to (i) use, modify or create derivative works of the Licensed Technology and Licensed Products, or sublicense such rights (as set forth below) and (ii) make, have made, and sell the Licensed Products within the Territory.

          b. IMPROVEMENTS: All Improvements to the Licensed Technology developed by Isonics will belong to Isonics. To the extent Isonics (or any person at the direction of Isonics) creates, invents, or authors such Improvement shall have the right to file patent applications, or any continuations, renewals or extensions thereof in its own name, or copyright registrations

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          c.   SUBLICENSES: Isonics may sub-license the Licensed Technology, or any portion thereof, in its discretion. SEI may not grant further licenses or sublicenses to the Licensed Technology without Isonics' approval. After the Effective Date, SEI may not practice the Licensed Technology without Isonics' written consent, which consent Isonics will not unreasonably withhold.

          d. CONVERSION TO NON-EXCLUSIVE LICENSE. SEI may (upon 30 days' prior written notice and an opportunity during such 30 day period for Isonics to cure the deficiency described by SEI in the written notice) convert this Agreement into a non-exclusive license if either: (i) Isonics fails to engage in the production of silicon-on-insulation wafers on or before October 1, 2002; or (ii) Isonics fails to invest at least $2,000,000 in facilities for the production of silicon wafers (including plant and equipment) on or before October 1, 2002.

          e. Isonics has the right to terminate this Agreement (and upon written notice to SEI of such event, SEI will return to Isonics the consideration described in paragraph 3(b), below, or the shares of common stock issued upon conversion of that consideration) at any time until December 1, 2001, unless prior to that time Isonics has entered into an agreement acceptable to Isonics in its sole discretion for the continuation of the Clean Room Leases, or the substitution of new leases for the Clean Room Leases.

     3.   OBLIGATION OF LICENSOR AND LICENSEE

          a. NONASSERTION. SEI agrees that it shall not assert against Isonics or its customers and licensees or sublicensees, any claims for infringement or misappropriation based on the manufacture, use, or sale of any Licensed Products.

          b. CONSIDERATION. As full payment for the grant of the license hereby, Isonics hereby agrees to issue to SEI 500,000 shares of its Series B Convertible Preferred Stock.

          c. In connection with the acceptance of the shares, SEI represents and warrants that:

               (i) SEI and its board of directors have consulted with its and their legal, tax, financial, and investment advisors regarding the acceptance of Isonics stock as full consideration for this Agreement.

               (ii) SEI and its advisors have reviewed information about Isonics as they have determined necessary or appropriate in making an investment decision with respect to the acquisition of Isonics stock (including, without limitation, Isonics' annual report on Form 10-KSB for the year ended April 30, 2001 and subsequent reports filed with the Securities and Exchange Commission all of which are available online at www.sec.gov).

               (iii) SEI is accepting the shares for investment purposes only and will not further distribute the shares except pursuant to a registration statement that Isonics may file in accordance with other commitments, or pursuant to an exemption from registration that must be established to the satisfaction of Isonics.

               (iv) SEI understands that because of the risks associated with its

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          acquisition of Isonics shares and because of the lack of
          transferability of those shares it may not be able to profit from the ownership of those shares for a significant period of time, if ever.

               (v) SEI will cooperate with Isonics in establishing an exemption from registration for the issuance to SEI of the shares under the Securities Act of 1933 and under applicable state securities laws. For the purposes of this exemption, SEI represents and warrants that its principal place of business is in Vancouver, Washington.

     4.   PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

          a. GENERAL. Both Parties shall take reasonable measures to prevent unauthorized copying and protect the Licensed Technology, and use best efforts to protect the Trade Secrets and Know-How therein, but neither Party shall be obligated hereunder to take any measures in excess of those it takes to protect its own valuable Technology.

          b. THIRD PARTY INFRINGERS. Upon the discovery of any infringement or misappropriation of the Licensed Technology under the Technology Rights, the Parties hereto shall consult together with a view to reaching an agreement as to the ways and means of eliminating such infringement or addressing such misappropriation. If the Parties agree jointly to commence litigation against potential third party infringers, they will agree by their respective shares the expense burden thereof, which shares will be identical to their respective division of any recoveries thereof. In the event that SEI declines to participate in the enforcement and/or protection of the Licensed Technology under the Technology Rights, Isonics may, at its sole discretion and expense and to the extent permitted by law, initiate proceedings or take such steps as it deems appropriate, to enforce its rights with respect thereto. SEI shall cooperate with Isonics in such defense at Isonics' sole expense.

          c. SEI DISCLOSURE. During the period following the Effective Date, SEI will disclose to Isonics all information regarding the Technology that is or may be relevant to Isonics' contemplated operations, and will provide Isonics with copies of all written documentation relating to the Technology.

          d. CONFIDENTIAL TREATMENT. The Parties will treat any Confidential Information obtained by the receiving party pursuant to the provisions of this Agreement as confidential, except that in the event of any dispute, litigation or arbitration proceedings between the parties, such Confidential Information may be disclosed to the tribunal. Prior to any Confidential Information being disclosed pursuant to the preceding sentence, the receiving party shall give the disclosing party reasonable notice of pending disclosure and both parties shall cooperate to undertake all reasonable measures to obtain a protective order prohibiting or limiting disclosure of such Confidential Information.

     5. REPRESENTATIONS AND WARRANTIES SEI warrants and represents to Isonics that (i) SEI has the right, power and legal capacity to enter into this Agreement and has the right to license the Licensed Technology as set forth above; and (ii) to the best of SEI's knowledge, the Licensed Technology does not infringe upon the rights of any third party.

     6.   REMEDIES

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          a.   INJUNCTIVE RELIEF. In the event of a breach by either Party, of the confidentiality or licensing provisions contained in this Agreement, the non-breaching Party shall be entitled to an injunction from engaging in or continuing with any conduct which may constitute a breach or threatened breach of those provisions. An injunction may also be sought against the breaching Party from rendering services to any person, firm, corporation, association or other entity which may in some manner receive benefit from the breaching Party's breach or threatened breach of those provisions. The Parties agree that there is no adequate remedy at law for the irreparable harm that would result from a breach thereof and therefore the Parties consent to injunctive relief to enforce this Agreement. Nothing in this Section shall be construed as prohibiting the Parties from pursuing other remedies which may be available for breach or threatened breach, including the recovery of damages.

          b. ATTORNEYS' FEES. In the event of any action or proceeding brought by either Party against the other under this Agreement, the prevailing Party shall be entitled to recover all expenses incurred therefor, including, but not limited to, reasonable attorneys' fees.

          c.   DISPUTE RESOLUTION.

               (i) STEP NEGOTIATIONS. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations, as follows. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Executives of both Parties who have previously been involved in the dispute shall meet at a mutually acceptable time and place within 10 days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved by these persons within 30 days of the disputing Party's notice, or if the Parties fail to meet within 10 days, the dispute shall be referred to senior executives of both Parties who have authority to settle the dispute and who shall likewise meet to attempt to resolve the dispute. If the matter has not been resolved within 30 days from the referral of the dispute to senior executives, or if no meeting of senior executives has taken place within 15 days after such referral, either Party may initiate mediation as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

               (ii) MEDIATION. If the dispute has not been resolved by negotiation as provided above, the Parties shall endeavor to settle the dispute by mediation by the Judicial Arbiter Group, Inc., Denver, Colorado, under its then effective rules.

               (iii) ARBITRATION. Should all good faith attempts to resolve the dispute amicably as set forth above be exhausted, and if agreed to by the Parties, any dispute arising in connection with this Agreement may be finally settled by arbitration before the Judicial Arbiter Group, Denver, Colorado, by three

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          arbitrators appointed on an expedited basis. Such arbitration shall take place in Denver, Colorado. The arbitrators shall be bound by the laws governing this Agreement, and this Agreement, and shall be bound by the obligation to retain Confidential Information in confidence in perpetuity and not to disclose Confidential Information.

     7.   MISCELLANEOUS

          a. SUCCESSORS AND ASSIGNMENT. Except as provided herein, this Agreement or any rights hereunder shall not be assigned or transferred, in whole or in part, by either Party without the prior written consent of the other Party, and any such permitted assignment or transfer shall be binding on each Party's successors and permitted assignees.

          b. LIMITATION OF RIGHTS. Except as expressly provided in this Agreement, nothing contained herein shall be construed as conferring any license or other rights by implication, estoppel or otherwise.

          c. SEVERABILITY. If any provision of this Agreement be adjudicated invalid or against public policy for any reason by a court of competent jurisdiction, it is specifically intended that each and every provision not so invalidated shall remain in full force and effect.

          d. CHOICE OF LAW. This Agreement is made and entered into in the State of Colorado, and shall in all ways be governed and construed by the law of such State, without regard to conflicts of law.

          e. WAIVER. No waiver of any provision of this Agreement shall be construed to be a waiver of any subsequent breach of the same or any other provision of this Agreement.

          f. INDEXING. All indexing set forth in this Agreement is intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions thereof.

          g. NON-PARTNERSHIP. Each Party shall bear its respective expenses, risks, and liabilities arising out of its efforts related to this Agreement. The Parties to this Agreement are independent contractors. This Agreement shall not constitute, create, give effect to, or imply a joint venture, pooling arrangement, partnership, formal business organization or any type of permanent arrangement of any kind. Neither Party shall (i) have the authority to bind the other except to the extent authorized herein,
     (ii) be liable to the other for any damages, whether direct, indirect, special, incidental or consequential, whether arising out of contract, tort (negligence) or strict liability, or (iii) share losses with the other.

          h. NO THIRD-PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended nor shall be interpreted to provide or create any third party beneficiary rights or any other rights of any kind in any sublicensee, and all provisions hereof shall be personal solely between the Parties hereto.

          i. NOTICES. All notices which Lessor or Isonics may be required, or may

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     desire, to serve on the other may be served by personal service or by mailing by certified mail, postage prepaid, at such address as the parties may from time to time designate to the other in writing, or by facsimile to such telephone number as the parties may from time to time designate provided the sending facsimile machine automatically prints out a receipt for such transmission. The time of rendition of such notice shall be deemed to be the time when the notice is either personally delivered or deposited in the mail as herein provided, or a facsimile receipt has been printed.

          j. INTEGRATION. This Agreement constitutes the entire Agreement between the Parties. No amendments to this Agreement shall be made other than by a written amendment signed by both Parties.

     By their signatures below: (a) SEI affirmatively represents to Isonics that it's board of directors has unanimously approved this Agreemenet and the grant of this license to Isonics; and (b) Isonics affirmatively represents to SEI that it will submit this Agreement to its board of directors and that it will advise SEI of the Effective Date hereof.

Licensor                                Licensee

Silicon Evolutions, Inc.                Isonics Corporation

By:                                     By:
   ---------------------------             ---------------------------------
Ralph Ahlgren, President                James E. Alexander, President


By:
   ---------------------------
Hans Walitzki, Vice President




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